[KPMG LETTERHEAD]
KPMG Peat Marwick LLP
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452



The Board of Directors
First Indiana Corporation:

We consent to incorporation by reference in the registration statement
(No. 33-64851) on Form S-8 of First Indiana Corporation of our report dated January 20, 1998, except note 17, which is as of January 22, 1998, relating to the consolidated balance sheets of First Indiana Corporation as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of First Indiana Corporation.

/s/KPMG Peat Marwick LLP
March 25, 1998

Member Firm of KPMG International

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